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[Bryan Cave LLP Letterhead]
                                                                     Exhibit 5.1



                                February 28, 1996

AmVestors Financial Corporation
415 S.W. Eighth Avenue
Topeka, Kansas  66603

Ladies and Gentlemen:

            We have acted as special counsel for AmVestors Financial Corporation, a Kansas Corporation ("AmVestors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement"; capitalized terms used herein and not otherwise defined herein are used as therein defined) filed with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended (the "Securities Act"), relating to the merger (the "Merger") of Financial Benefit Group, Inc., a Delaware corporation ("FBG"), with and into AmVestors Acquisition Subsidiary, a Delaware corporation and a wholly-owned subsidiary of AmVestors ("Acquisition Subsidiary") and to the registration under the Securities Act of the following securities: (i) 5,100,000 shares of the common stock, no par value, of AmVestors (the "AmVestors Common Stock") to be issued (x) pursuant to the Merger to the holders of FBG Class A and Class B Common Stock (collectively, "FBG Common Stock"), (y) pursuant to the exercise of AmVestors Class A Warrants ("AmVestors Warrants") which are to be issued to the holders of FBG Common Stock pursuant to the Merger, and (z) pursuant to the exercise of AmVestors Options (as herein defined) which are to be issued to certain holders of FBG options and warrants granted under the option or warrant plans of FBG ("FBG Options") pursuant to the Merger, (ii) 1,400,000 AmVestors Warrants to be issued to FBG stockholders pursuant to the Merger, (iii) 275,000 options exercisable for AmVestors Common Stock ("AmVestors Options") which may be issued to certain holders of FBG Options in connection with the Merger and to certain persons who will be employed by AmVestors after the Merger, and (iv) 250,000 shares of AmVestors Common Stock and
100,000 AmVestors Warrants issuable to certain holders of warrants to purchase FBG Common Stock (the "Warrants") following the Merger and 100,000 shares of AmVestors Common Stock issuable upon exercise of such AmVestors Warrants. The AmVestors Warrants will be governed by the terms of the Warrant Agreement between AmVestors and Boatmen's Trust Company, as Warrant Agent, included in the Registration Statement as Appendix V. The AmVestors
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AmVestors Financial Corporation
February 28, 1996
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Options will be governed by the terms of the Restated AmVestors Financial
Corporation 1989 Nonqualified Stock Option Plan included in the Registration Statement as Appendix VII (the "1989 Option Plan"), as amended by that certain Amendment to AmVestors Option Plan included in the Registration Statement as Appendix VI (the "Option Plan Amendment").

            In connection herewith, we have examined the Registration Statement including the joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") contained therein, the Warrant Agreement, the 1989 Option Plan and the Option Plan Amendment. We have also examined and relied without independent investigation as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials, certificates and statements of the officers of AmVestors, and such other documents, corporate records, opinions and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

            In rendering this opinion, we have assumed (i) the genuineness of all signatures appearing on documents that we have examined, (ii) the legal capacity of all persons executing such documents, (iii) the authenticity of documents submitted to us for our examination, whether or not they have been submitted to us as originals, and (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile, or photostatic copies. We have also assumed that each of the following shall occur on or prior to the issuance of the AmVestors Common Stock, the AmVestors Warrants and the AmVestors Options: (a) the holders of shares of AmVestors Common Stock approve and adopt the Merger Agreement (including the issuance of the Merger Consideration) and the Option Plan Amendment at the AmVestors Special Meeting; (b) the holders of shares of FBG Common Stock approve and adopt the Merger Agreement at the FBG Special Meeting; and (c) a Certificate of Merger shall be filed with the Secretary of State of the State of Delaware to consummate the Merger.

            Based upon the foregoing, and subject to the qualifications and limitations set forth elsewhere in this letter, we are of the opinion that:

            1. The AmVestors Common Stock to be issued in connection with the Merger has been duly authorized by
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AmVestors Financial Corporation
February 28, 1996
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      AmVestors and, when issued by AmVestors in accordance with the terms of the Merger Agreement, the Warrant Agreement, the Warrants or the 1989 Option Plan, as the case may be, such AmVestors Common Stock will be validly issued, fully paid and non-assessable.

            2. The AmVestors Warrants have been duly authorized by AmVestors, and when (a) the Warrant Agreement has been duly executed and delivered by AmVestors, and (b) the Certificates representing such AmVestors Warrants have been duly issued by AmVestors as contemplated by the Merger Agreement in accordance with the provisions of the Merger Agreement, the Warrant Agreement and/or the Warrants, as the case may be, the AmVestors Warrants will be validly issued and will constitute valid and binding obligations of AmVestors enforceable against AmVestors in accordance with the terms of the Warrant Agreement.

            3. The AmVestors Options have been duly authorized by AmVestors, and when such options have been duly issued by AmVestors in accordance with the Merger Agreement and the 1989 Option Plan, the AmVestors Options will be validly issued and will constitute valid and binding obligations of AmVestors enforceable against AmVestors in accordance with the terms of the 1989 Option Plan.

            The opinions set forth in paragraphs 2 and 3 above are subject to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

            This opinion is not rendered with respect to any laws other than the federal laws of the United States and the General Corporation Law of the State
of Delaware. This opinion may not be used or relied upon by any person or entity other than the addressee hereof for any purpose whatsoever without our prior written consent.
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AmVestors Financial Corporation
February 28, 1996
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            We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to us under the headings "Plan of Merger -- Certain Federal Income Tax Consequences" and "Legal Matters" contained in the Joint Proxy Statement/Prospectus.

                                                      Very truly yours,

                                                      /s/ BRYAN CAVE LLP
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